FOR IMMEDIATE RELEASE:  Wednesday, July 31, 2002

CONTACT:    Bradley T Nielson
            President and Chief Executive Officer
            Paul R. Killpack
            Chief Financial Officer
            MITY Enterprises, Inc.
            801-224-0589

               MITY ENTERPRISES, INC. ANNOUNCES RESULTS
                       FOR FIRST FISCAL QUARTER


OREM, UTAH   Gregory L. Wilson, chairman of MITY Enterprises, Inc. (NASDAQ:
MITY), today announced operating results for the first quarter ended June 30, 2002.

Net sales for the first quarter totaled $10.6 million compared to $11.0 million a year ago, a decline of 4 percent. Net income from continuing operations for the quarter was $1.0 million. Basic and diluted earnings per share from continuing operations for the recent quarter were $0.20 and $0.19, respectively. That compares with basic and diluted earnings per share from continuing operations for the previous year's fourth quarter of $0.25 and $0.24, respectively. Prior to a non-recurring charge of $500,000 related to notes receivable from a start up development company, which MITY Enterprises funded, MITY's net income from continuing operations would have been $1.3 million, up 3 percent from last year's first quarter of $1.28 million.

Excluding the non-recurring charge, the increase in net income from continuing operations during the quarter was primarily attributable to growth in the government and public assembly markets as well as improved gross margins and reductions in operating expenses.

"MITY is always looking for innovative products that can use the processes or business systems that we have already honed," said Wilson. "With that in mind, MITY funded a start up development company that designs, manufactures and markets caskets. These aesthetically beautiful caskets are made of thermoformed ABS, the same process used for making our tables. The ABS is laminated with a decorative film and a layer of acrylic, giving the appearance of polished marble or a deep laquer finished wood. This makes an attractive product that looks like many desirable materials. The units are easy to handle, extremely strong, very durable, 100% non-biodegradable (they will not decompose) and sealing. With no seams in the base of the caskets, environmentally offensive chemicals cannot spill. The non-recurring charge is a reserve on a note receivable but could appropriately be viewed as an investment in product development."

"With the present state of the economy and the institutional furniture industry, we are pleased with our results for the quarter," noted Paul R. Killpack, chief financial officer of MITY Enterprises. "MITY anticipates that weakness in furniture demand will continue until economic conditions improve. However, at 43 percent for the quarter, gross margins are nearing record levels despite the economy. In addition, our recent order rates have improved and we anticipate that sales volumes during the second fiscal quarter will be 5 to 10 percent higher compared to the second quarter for the last fiscal year."

Killpack also said the sales volume for the DO Group has declined and the operation is experiencing operating losses. However, the operation has remained cash flow positive and MITY anticipates that the exit and sale of the DO Group and CenterCore businesses will be completed by the end of the fiscal third quarter.

The Company will host a follow-up live broadcast over the Internet to discuss the financial results at 4:30 PM Eastern Time today. The live web simulcast of the conference call will be available to the public online at www.mityinc.com or on StreetEvent's Individual Investor Center at www.streetevents.com. Listeners are encouraged to log on five to ten minutes prior to the start time to ensure participation from the beginning. To listen to the broadcast, you must have Windows Media Player. If you do not have Windows Media Player or would like the most current version, go to http://windowsmedia.com prior to the call, where you can download Windows Media Player. A replay of the broadcast will be available within approximately one hour for a week following the call at the referenced websites.

Copies of the Company's 10Q and report for the fiscal 2003 1st quarter will be available online at www.mitylite.com.

Founded in 1987, MITY Enterprises, Inc. designs, manufactures and markets innovative institutional furniture created to meet the efficiency needs of its customers. The Company focuses on providing premium quality institutional furniture products to niche markets. The product lines consist of multipurpose room furniture, healthcare seating, call center furniture and office systems. The Company's products are marketed under the Mity-Lite, Broda, CenterCore, Domore and DO3 tradenames. Headquartered in Utah, MITY Enterprises serves national and international customers directly and through
distributors.    For further information, visit MITY Enterprises online at
www.mitylite.com.

This press release contains forward-looking statements related to (i) the Company's belief that weakness in furniture demand will continue, (ii) the Company's anticipation that its sales volumes during the second quarter of fiscal 2003 may be 5 to 10 % above sales levels of the prior year's second quarter, (iii) the Company's belief that the exit and sale of the DO Group and CenterCore businesses will be completed by the end of the fiscal third quarter, and (iv) the Company's belief that the casket products it is developing are viable products. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those contemplated in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to (a) continued global economic uncertainty resulting from current world tensions and U.S. military actions and their potential impact on the company's operations; (b) the continued general downturn in the furniture industry and its potential impact on the company's operations; (c) uncertainty about market acceptance of any new products introduced by the Company; (d) increased price and quality-based competitors particularly in the multipurpose room furniture segment; (e) lack of available capital and other resources to develop or acquire and commercialize new products; (f) the Company's discontinued office systems segment may not continue to perform as well as it has in past quarters; (g) regulatory action adversely affecting the Company's healthcare seating segment; (h) the ability to profitably introduce a casket made from ABS material; (i) the Company's inability to successfully exit the DO Group and CenterCore operations in a timely manner; and (j) the risks and uncertainties outlined in MITY Enterprises's documents filed with the Securities and Exchange Commission. All forward-looking statements and other information in this press release are based upon information available as of the date of this release. Such information may change or become invalid after the date of this release, and by making these forward-looking statements, MITY Enterprises undertakes no obligation to update these statements after the date of this release.

                                      - more -




                           MITY Enterprises, Inc.
                        Unaudited Financial Highlights

                                                     Three Months Ended
                                                          June 30,
                                                       2002           2001
                                                   -----------    -----------
Net sales                                          $10,559,000    $11,050,000

Income from continuing operations                    1,592,000      2,016,000

Net income from continuing operations                1,005,000      1,275,000

Net income (loss)                                    1,005,000     (2,252,000)

Basic earnings per share from continuing
  operations                                             $0.20          $0.25

Basic earnings (loss) per share                          $0.20         ($0.44)

Weighted average number of common shares basic       5,006,792      5,108,837

Diluted earnings per share from continuing
  operations                                             $0.19          $0.24

Diluted earnings (loss) per share                        $0.19         ($0.43)

Weighted average common and common equivalent
  shares-diluted                                     5,250,466      5,228,373

                                          ###